EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated November 5, 2020, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2020 Earnings
November 5, 2020, Bethesda, MD.
    Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2020 (“2020 Quarter”). Total revenue for the 2020 Quarter decreased to $56.8 million from $57.1 million for the quarter ended September 30, 2019 (“2019 Quarter”). Net income decreased to $11.6 million for the 2020 Quarter from $15.3 million for the 2019 Quarter. The Waycroft mixed-use development opened in April 2020 and, as of November 3, 2020, applications have been received for 303 residential leases, totaling approximately 62% of the available units, and 258 units were occupied. Concurrent with the opening in April, interest, real estate taxes and all other costs associated with the residential portion of the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, compared to the 2019 Quarter, net income for the 2020 Quarter was adversely impacted by $2.4 million due to the initial operations of The Waycroft. Net income also decreased from the 2019 Quarter due to higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.5 million). Net income available to common stockholders decreased to $6.6 million ($0.28 per diluted share) for the 2020 Quarter from $9.0 million ($0.39 per diluted share) for the 2019 Quarter.
    Same property revenue decreased $2.7 million (4.7%) and same property operating income decreased $1.8 million (4.3%) for the 2020 Quarter compared to the 2019 Quarter. We define same property revenue as total revenue minus the revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus (a) interest expense, net and amortization of deferred debt costs, (b) depreciation and amortization of deferred leasing costs, (c) general and administrative expenses and (d) change in fair value of derivatives minus (e) gains on sale of property and (f) the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2020 Quarter totaled $31.1 million, a $1.3 million decrease from the 2019 Quarter. Mixed-Use same property operating income totaled $9.6 million, a $0.6 million decrease from the 2019 Quarter. The decrease in Shopping Center same property operating income was primarily the result of (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.4 million) and (b) lower lease termination fees ($0.4 million), partially offset by (c) higher base rent ($0.4 million). The decrease in Mixed-Use same property operating income was primarily the result of (a) lower residential base rent ($0.3 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $0.2 million) and (c) lower parking income, net of parking expenses ($0.2 million), partially offset by (d) higher lease termination fees ($0.2 million).
    As of September 30, 2020, 94.0% of the commercial portfolio was leased (not including the residential portfolio), compared to 94.8% at September 30, 2019. On a same property basis, 93.9% of the commercial portfolio was leased as of September 30, 2020, compared to 94.8% at September 30, 2019. As of September 30, 2020, the residential portfolio was 73.9% leased compared to 97.9% at September 30, 2019. The decrease in residential portfolio occupancy is primarily due to the increase in units available as a result of the opening of The Waycroft. On a same property basis, 94.4% of the residential portfolio was leased as of September 30, 2020, compared to 97.9% at September 30, 2019.
    For the nine months ended September 30, 2020 (“2020 Period”), total revenue decreased to $166.9 million from $174.9 million for the nine months ended September 30, 2019 (“2019 Period”). Net income decreased to $38.6 million for the 2020 Period from $49.2 million for the 2019 Period. The decrease in net income was primarily due to (a) the initial operations of The Waycroft, including interest expense, net and amortization of deferred debt costs and depreciation and amortization of deferred leasing costs (collectively, $7.0 million), (b) higher credit losses on operating lease receivables and corresponding reserves (collectively, $4.2 million), (c) lower lease termination fees ($1.9 million), (d) lower parking income, net of parking expenses ($0.6 million) and (e) lower base rent, primarily due to the 2019 lease expiration and re-leasing of the grocery anchor at Shops at Fairfax, which opened in August 2020 ($0.6 million), partially offset by (f) lower interest incurred due to lower average interest rates during the period, exclusive of the impact of The Waycroft ($2.5 million), (g) higher capitalized interest for 7316 Wisconsin Avenue ($1.6 million) and (h) lower recoverable expenses, net of expense recoveries ($0.5 million). Net income available to common stockholders decreased to $22.6 million ($0.97 per diluted share) for the 2020 Period compared to $29.8 million ($1.30 per diluted share) for the 2019 Period.
    Same property revenue decreased $10.0 million (5.8%) and same property operating income decreased $7.6 million (5.8%) for the 2020 Period, compared to the 2019 Period. Shopping Center same property operating income decreased (6.2%) and mixed-use

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same property operating income decreased (4.5%). Shopping Center same property operating income decreased primarily due to (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $4.0 million), (b) lower lease termination fees ($1.8 million) and (c) lower base rent, primarily due to the 2019 lease expiration and re-leasing of the grocery anchor at Shops at Fairfax, which opened in August 2020 ($0.6 million). Mixed-use same property operating income decreased primarily due to (a) lower base rent ($1.0 million), (b) lower parking income, net of parking expenses ($0.6 million), (c) higher credit losses on operating lease receivables and corresponding reserves (collectively, $0.3 million) and (d) lower percentage rent ($0.3 million), partially offset by (e) higher lease termination fees ($0.5 million).
    Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $22.5 million ($0.72 per diluted share) in the 2020 Quarter compared to $24.1 million ($0.78 per diluted share) in the 2019 Quarter. FFO is a non-GAAP supplemental earnings measure which the Company considers meaningful in measuring its operating performance. A reconciliation of net income to FFO is attached to this press release. Concurrent with the opening of The Waycroft in April, interest, real estate taxes and all other costs associated with the residential portion property began to be charged to expense while revenue continues to grow as occupancy increases. As a result, FFO for the 2020 Quarter was adversely impacted by $0.8 million due to the initial operations of The Waycroft. The decrease in FFO available to common stockholders and noncontrolling interests also decreased due to (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $1.5 million), partially offset by (c) higher capitalized interest for 7316 Wisconsin Avenue ($0.4 million) and (d) lower general and administrative expenses ($0.6 million).
    FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) decreased to $67.8 million ($2.17 per diluted share) in the 2020 Period from $75.2 million ($2.44 per diluted share) in the 2019 Period. FFO available to common stockholders and noncontrolling interests decreased primarily due to (a) higher credit losses on operating lease receivables and corresponding reserves (collectively, $4.2 million), (b) the initial operations of The Waycroft ($3.9 million), (c) lower lease termination fees ($1.9 million), (d) lower parking income, net of parking expenses ($0.6 million) and (e) lower base rent, primarily due to the 2019 lease expiration and re-leasing of the grocery anchor at Shops at Fairfax, which opened in August 2020 ($0.6 million), partially offset by (f) lower interest incurred due to lower average interest rates during the period, exclusive of the impact of The Waycroft ($2.5 million), (g) higher capitalized interest for 7316 Wisconsin Avenue ($1.6 million) and (h) lower recoverable expenses, net of expense recoveries ($0.5 million).
    On March 11, 2020, the World Health Organization declared a novel strain of coronavirus (“COVID-19”) a pandemic, and on March 13, 2020, the United States declared a national emergency with respect to COVID-19. As a result, the COVID-19 pandemic is negatively affecting almost every industry directly or indirectly.
    In the first week of April, the Company delivered The Waycroft, comprised of 491 apartment units and 60,000 square feet of retail space, on North Glebe Road, in Arlington, Virginia. As of November 3, 2020, despite the headwinds of COVID-19, 303 residential applications have been executed, totaling approximately 62% of the available units, and a total of 258 units were occupied. The addition of The Waycroft nearly doubles the residential component of the portfolio to over 1,000 luxury residential units. The project is anchored by a 41,500 square foot Target store. Target commenced paying rent in July 2020 and commenced operations in August 2020. An additional 2,400 square feet of retail space at The Waycroft became operational during the third quarter of 2020.
    The actions taken by federal, state and local governments to mitigate the spread of COVID-19 by ordering closure of nonessential businesses and ordering residents to generally stay at home, and subsequent phased re-openings, have resulted in many of our tenants announcing mandated or temporary closures of their operations and/or requesting adjustments to their lease terms. Experts predict that the COVID-19 pandemic will trigger a period of global economic slowdown or a global recession. COVID-19 could have a material and adverse effect on or cause disruption to our business or financial condition, results from operations, cash flows and the market value and trading price of our securities.
    While the Company’s grocery store, pharmacy, bank and home improvement store tenants generally remain open, restaurants are operating with limited indoor seating, supplemented with delivery and curbside pick-up, and most health, beauty supply and services, fitness centers, and other non-essential businesses are re-opening with limited customer capacity depending on location. As of November 3, 2020, payments by tenants of contractual base rent and operating expense and real estate tax recoveries totaled approximately 83% and 91% for the second quarter and third quarter, respectively. The Company is generally not charging late fees or delinquent interest on past due payments and, in many cases, rent deferral agreements have been negotiated to allow tenants temporary relief where needed. For additional discussion of how the COVID-19 pandemic has impacted the Company's business, please see Part 1, Item 2 (Management's Discussion and Analysis of Financial Condition and Results of Operations) of our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.
    The following is a summary of the Company's consolidated total collections of second quarter, third quarter and October rent billings, including minimum rent, operating expense recoveries, and real estate tax reimbursements as of November 3, 2020:

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2020 second quarter
•83% of 2020 second quarter total billings has been paid by our tenants.
▪79% of retail
▪95% of office
▪100% of residential
▪Additionally, rent deferral agreements comprising approximately 11% of 2020 second quarter total billings have been executed (or 67% of the total unpaid balance) including 4% with anchor/national tenants. The executed deferrals typically cover three months of rent and are generally scheduled to be repaid during 2021 and 2022. As a condition to granted rent deferrals, we have sought, and in some cases received, extended lease terms, or waivers of certain adjacent use or common area restrictions. Through October 31, 2020, 3% of second quarter deferred rents have come due. Of the deferred rents that have come due, the majority have been repaid.
2020 third quarter
•91% of 2020 third quarter total billings has been paid by our tenants.
▪89% of retail
▪95% of office
▪100% of residential
▪Additionally, rent deferral agreements comprising approximately 2% of 2020 third quarter total billings have been executed (or 24% of the total unpaid balance) including 1% with anchor/national tenants. The executed deferrals typically cover three months of rent and are generally scheduled to be repaid during 2021 and 2022. As a condition to granted rent deferrals, we have sought, and in some cases received, extended lease terms, or waivers of certain adjacent use or common area restrictions. Through October 31, 2020, no third quarter deferred rents have come due.
    October 2020
•90% of October 2020 total billings has been paid by our tenants.
▪88% of retail
▪92% of office
▪99% of residential
▪Additionally, rent deferral agreements comprising approximately 0.4% of October total billings have been executed (or 3% of the total unpaid balance) none of which are with anchor/national tenants. These deferrals are structured similarly to the second and third quarter deferrals.
    Although we are and will continue to be actively engaged in rent collection efforts related to uncollected rent, and we continue to work with certain tenants who have requested rent deferrals, we can provide no assurance that such efforts or our efforts in future periods will be successful, particularly in the event that the COVID-19 pandemic and restrictions intended to prevent its spread continue for a prolonged period.
    During July 2020, the Company closed on two 15-year, non-recourse mortgage loans with a weighted average rate of 3.59% and total proceeds of $52.1 million. One loan is secured by Ashbrook Marketplace and the other is secured by certain of our assets at Kentlands. The proceeds from the loans were used to pay down the revolving credit facility. With cash balances of over $40.6 million and borrowing capacity of approximately $200.3 million on October 31, 2020, the Company believes that it has sufficient liquidity and flexibility to meet the needs of the Company's operations as the effects of the COVID-19 pandemic continue to evolve.
    Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 60 properties which includes (a) 50 community and neighborhood shopping centers and seven mixed-use properties with approximately 9.8 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
    (301) 986-6220

www.SaulCenters.com

Safe Harbor Statement
    Certain matters discussed within this press release may be deemed to be forward-looking statements within the meaning of the federal securities laws. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Although the Company believes the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. These factors include, but are not limited to, the risk factors described in our Annual Report on (i) Form 10-K for the year ended December 31, 2019 and (ii) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020 and include the following: (i) general adverse economic and local real estate conditions, (ii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iii) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to the Company, (iv) the Company’s ability to raise capital by selling its assets, (v) changes in governmental laws and regulations and management’s ability to estimate the impact of such changes, (vi) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (vii) the availability of suitable acquisition, disposition, development and redevelopment opportunities, and risks related to acquisitions not performing in accordance with our expectations, (viii) increases in operating costs, (ix) changes in the dividend policy for the Company’s common and preferred stock and the Company’s ability to pay dividends at current levels, (x) the reduction in the Company’s income in the event of multiple lease terminations by tenants or a failure by multiple tenants to occupy their premises in a shopping center, (xi) impairment charges, (xii) unanticipated changes in the Company’s intention or ability to prepay certain debt prior to maturity and (xiii) an epidemic or pandemic (such as the outbreak and worldwide spread of COVID-19), and the measures that international, federal, state and local governments, agencies, law enforcement and/or health authorities implement to address it, which may (as with COVID-19) precipitate or exacerbate one or more of the above-mentioned and/or other risks, and significantly disrupt or prevent us from operating our business in the ordinary course for an extended period. Given these uncertainties, readers are cautioned not to place undue reliance on any forward-looking statements that we make, including those in this press release. Except as may be required by law, we make no promise to update any of the forward-looking statements as a result of new information, future events or otherwise. You should carefully review the risks and risk factors included in (i) our Annual Report on Form 10-K for the year ended December 31, 2019 and (ii) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2020.

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Saul Centers, Inc.
Consolidated Balance Sheets
(In thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
Assets
Real estate investments
Land	$509,902	$453,322
Buildings and equipment	1,533,103	1,292,631
Construction in progress	74,476	335,644
	2,117,481	2,081,597
Accumulated depreciation	(595,785)	(563,474)
	1,521,696	1,518,123
Cash and cash equivalents	54,305	13,905
Accounts receivable and accrued income, net	65,701	52,311
Deferred leasing costs, net	27,468	24,083
Prepaid expenses, net	8,387	5,363
Other assets	3,817	4,555
Total assets	$1,681,374	$1,618,340

Liabilities
Notes payable	$835,613	$821,503
Term loan facility payable	74,766	74,691
Revolving credit facility payable	123,778	86,371
Construction loan payable	141,626	108,623
Dividends and distributions payable	19,373	19,291
Accounts payable, accrued expenses and other liabilities	27,874	35,199
Deferred income	26,727	29,306
Total liabilities	1,249,757	1,174,984

Equity
Preferred stock, 1,000,000 shares authorized:
Series D Cumulative Redeemable, 30,000 shares issued and outstanding	75,000	75,000
Series E Cumulative Redeemable, 44,000 shares issued and outstanding	110,000	110,000
Common stock, $0.01 par value, 40,000,000 shares authorized, 23,358,208 and 23,231,240 shares issued and outstanding, respectively	234	232
Additional paid-in capital	417,504	410,926
Distributions in excess of accumulated earnings	(235,720)	(221,177)
Total Saul Centers, Inc. equity	367,018	374,981
Noncontrolling interests	64,599	68,375
Total equity	431,617	443,356
Total liabilities and equity	$1,681,374	$1,618,340

Saul Centers, Inc.
Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue	(unaudited)		(unaudited)
Rental revenue	$55,749	$55,487	$163,167	$168,242
Other	1,011	1,565	3,756	6,701
Total revenue	56,760	57,052	166,923	174,943
Expenses
Property operating expenses	7,416	7,525	20,862	22,641
Real estate taxes	7,523	7,114	22,027	21,081
Interest expense, net and amortization of deferred debt costs	12,398	10,325	34,011	32,185
Depreciation and amortization of deferred leasing costs	13,713	12,018	37,593	35,185
General and administrative	4,107	4,742	13,790	14,696
Total expenses	45,157	41,724	128,283	125,788
Net Income	11,603	15,328	38,640	49,155
Noncontrolling interests
Income attributable to noncontrolling interests	(2,236)	(3,102)	(7,681)	(10,250)
Net income attributable to Saul Centers, Inc.	9,367	12,226	30,959	38,905
Preferred stock dividends	(2,798)	(3,210)	(8,394)	(9,116)
Net income available to common stockholders	$6,569	$9,016	$22,565	$29,789
Per share net income available to common stockholders
Basic and diluted	$0.28	$0.39	$0.97	$1.30

Reconciliation of net income to FFO available to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net income	$11,603	$15,328	$38,640	$49,155
Add:
Real estate depreciation and amortization	13,713	12,018	37,593	35,185
FFO	25,316	27,346	76,233	84,340
Subtract:
Preferred stock dividends	(2,798)	(3,210)	(8,394)	(9,116)
FFO available to common stockholders and noncontrolling interests	$22,518	$24,136	$67,839	$75,224
Weighted average shares:
Diluted weighted average common stock	23,353	23,121	23,330	22,993
Convertible limited partnership units	7,911	7,869	7,903	7,852
Average shares and units used to compute FFO per share	31,264	30,990	31,233	30,845
FFO per share available to common stockholders and noncontrolling interests	$0.72	$0.78	$2.17	$2.44

(1)    The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding impairment charges on real estate assets and gains or losses from real estate dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue (2)
(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Total revenue	$56,760	$57,052	$166,923	$174,943
Less: Acquisitions, dispositions and development properties	(2,461)	(72)	(3,161)	(1,155)
Total same property revenue	$54,299	$56,980	$163,762	$173,788

Shopping Centers	$39,727	$41,313	$119,226	$126,730
Mixed-Use properties	14,572	15,667	44,536	47,058
Total same property revenue	$54,299	$56,980	$163,762	$173,788

Total Shopping Center revenue	$40,336	$41,313	$120,236	$126,730
Less: Shopping Center acquisitions, dispositions and development properties	(609)	—	(1,010)	—
Total same Shopping Center revenue	$39,727	$41,313	$119,226	$126,730

Total Mixed-Use property revenue	$16,424	$15,739	$46,687	$48,213
Less: Mixed-Use acquisitions, dispositions and development properties	(1,852)	(72)	(2,151)	(1,155)
Total same Mixed-Use property revenue	$14,572	$15,667	$44,536	$47,058

(2)     Same property revenue is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property revenue adjusts property revenue by subtracting the revenue of properties not in operation for the entirety of the comparable reporting periods. Same property revenue is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property revenue should not be considered as an alternative to total revenue, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property revenue a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from same property revenue is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property revenue. Accordingly, the Company’s same property revenue may not be comparable to those of other REITs.

Reconciliation of net income to same property operating income (3)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net income	$11,603	$15,328	$38,640	$49,155
Add: Interest expense, net and amortization of deferred debt costs	12,398	10,325	34,011	32,185
Add: Depreciation and amortization of deferred leasing costs	13,713	12,018	37,593	35,185
Add: General and administrative	4,107	4,742	13,790	14,696
Property operating income	41,821	42,413	124,034	131,221
Add (Less): Acquisitions, dispositions and development properties	(1,159)	97	(901)	(519)
Total same property operating income	$40,662	$42,510	$123,133	$130,702

Shopping Centers	$31,059	$32,339	$93,365	$99,516
Mixed-Use properties	9,603	10,171	29,768	31,186
Total same property operating income	$40,662	$42,510	$123,133	$130,702

Shopping Center operating income	$31,581	$32,339	$94,195	$99,516
Less: Shopping Center acquisitions, dispositions and development properties	(522)	—	(830)	—
Total same Shopping Center operating income	$31,059	$32,339	$93,365	$99,516

Mixed-Use property operating income	$10,240	$10,074	$29,839	$31,705
Add (Less): Mixed-Use acquisitions, dispositions and development properties	(637)	97	(71)	(519)
Total same Mixed-Use property operating income	$9,603	10,171	$29,768	$31,186

(3) Same property operating income is a non-GAAP financial measure of performance that improves the comparability of reporting periods by excluding the results of properties that were not in operation for the entirety of the comparable reporting periods. Same property operating income adjusts property operating income by subtracting the results of properties that were not in operation for the entirety of the comparable periods. Same property operating income is a measure of the operating performance of the Company’s properties but does not measure the Company’s performance as a whole. Same property operating income should not be considered as an alternative to property operating income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance. Management considers same property operating income a meaningful supplemental measure of operating performance because it is not affected by the cost of the Company’s funding, the impact of depreciation and amortization expenses, gains or losses from the acquisition and sale of operating real estate assets, general and administrative expenses or other gains and losses that relate to ownership of the Company’s properties. Management believes the exclusion of these items from property operating income is useful because the resulting measure captures the actual revenue generated and actual expenses incurred by operating the Company’s properties. Other REITs may use different methodologies for calculating same property operating income. Accordingly, same property operating income may not be comparable to those of other REITs.